SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

May 16, 2017

(Date of earliest event Reported)

NEXT GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-148987	20-3537265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Brickell Avenue, Suite 2200, Miami, FL, 33131
(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 611-3622

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

NOTE ABOUT FORWARD LOOKING STATEMENTS

Most of the matters discussed within this report include forward-looking statements on our current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include the risks noted under “Item 1A Risk Factors.” We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 8.01. Entry into a Definitive Material Agreement.

Effective May 16, 2017 Next Group Holdings, Inc, (“NXGH” or the “Company”) entered into a non-binding letter of intent (“LOI”) with LIMECOM INC. (“LIMECOM”), to acquire assets owned or controlled by LIMECOM INC. and its President & CEO, Mr. Orlando Taddeo.

Under the terms of the LOI, subject to a definitive agreement and customary due diligence and shareholder approval, the Company will acquire the assets of or merge with LIMECOM, which is expected to generate approximately $125,000,000 (One hundred twenty five Million US Dollars) of revenue with $2.5 million EBITA in fiscal year 2017.

Upon closing of the contemplated transaction, and subject to satisfactory review and approval, the Company will appoint Orlando Taddeo as a Director of the Company. NXGH will issue $10 million worth of shares and financial consideration upon raising of capital. Limecom will be maintained as a wholly owned subsidiary of NXGH and be managed autonomously.

The parties have agreed to use their best efforts to complete all pre-closing due diligence and enter into a definitive agreement.

Item 9.01. Exhibit

99.1	LETTER OF INTENT

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2017	NEXT GROUP HOLDINGS, INC.

	By:	/s/ Arik Maimon
Arik Maimon
Chief Executive Officer

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